NEWS RELEASE                                                    EXHIBIT 99.1

For further information contact:

Kerry J. Chauvin                                     Joseph "Duke" Gallagher
Chief Executive Officer                              Chief Financial Officer
(504) 872-2100                                                (504) 872-2100

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 22, 1998



                         GULF ISLAND FABRICATION, INC.
             REPORTS SECOND QUARTER AND YEAR-TO-DATE 1998 EARNINGS


     Houma, LA -- Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported pro forma net income of $5.2 million ($.44 diluted EPS) on revenue of $50.6 million for its second quarter ended June 30, 1998, compared to pro forma net income of $3.3 million ($.28 diluted EPS) on revenues of $35.0 million for the second quarter of 1997. Pro forma net income for the first six months of 1998 was $9.4 million ($.80 diluted EPS) on revenue of $97.6 million, compared to pro forma net income of $5.5 million ($.57 diluted EPS) on revenues of $65.2 million for the first six months of 1997.

     Pro forma net income gives effect to federal and state income taxes as if the company had been a C corporation for tax purposes during all the periods presented. Pro forma net income excludes the non-recurring charge of $1.1 million to record the cumulative deferred income tax provision upon the election on April 4, 1997 to convert from S Corporation status to C Corporation status. On October 6, 1997 the Company's Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend that was distributed on October 28, 1997 to shareholders of record on October 21, 1997. All share and per share data presented reflects the stock split. At June 30, 1998, the company had a revenue backlog of $84.5 million and a labor backlog of 1.4 million manhours remaining to work.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, and steel warehousing and sales. With the acquisition of Southport, Inc., effective January 1, 1998, the Company also provides the fabrication of living quarters for offshore platforms for the oil and gas industry.

                                                                 EXHIBIT 99.1(a)

                         GULF ISLAND FABRICATION, INC.
                 CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                     (in thousands, except per share data)


                                                      Three Months Ended June 30,                   Six Months Ended June 30,
                                                     -----------------------------              --------------------------------
                                                       1998                 1997                  1998                   1997

Revenue                                               $50,641              $35,023               $97,555                $65,247
Cost of revenue                                        40,874               28,599                79,477                 53,958
                                                      -------              -------               -------                -------
Gross profit                                            9,767                6,424                18,078                 11,289
General and administrative expenses                     1,460                1,144                 3,074                  2,146
                                                      -------              -------               -------                -------
Operating income                                        8,307                5,280                15,004                  9,143
Other expense (income):
Interest expense                                           15                   55                    57                    310
Interest income                                           (22)                 (16)                  (89)                   (35)
                                                      -------              -------               -------                -------
                                                           (7)                  39                   (32)                   275
                                                      -------              -------               -------                -------
Income before income taxes                              8,314                5,241                15,036                  8,868
Income taxes                                            3,163                1,976                 5,652                  1,976
Cumulative deferred tax provision(1)                                         1,144                                        1,144
                                                      -------              -------               -------                -------
Net income                                            $ 5,151              $ 2,121               $ 9,384                $ 5,748
                                                      =======              =======               =======                =======
Pro forma data: (2)
Income before income taxes                            $ 8,314              $ 5,241               $15,036                $ 8,868
Income taxes                                            3,163                1,976                 5,652                  1,976
Pro forma income taxes related to operations
 as S Corporation                                           -                    -                     -                  1,379
                                                      -------              -------               -------                -------
Pro forma net income                                  $ 5,151              $ 3,265               $ 9,384                 $5,513
                                                      =======              =======               =======                =======
Pro forma per share data:
Pro forma basic earnings per share (3)                $  0.44              $  0.28               $  0.81                 $ 0.57
                                                      =======              =======               =======                =======
Pro forma diluted earnings per share (3) (4)          $  0.44              $  0.28               $  0.80                 $ 0.57
                                                      =======              =======               =======                =======
Weighted-average shares (3)                            11,632               11,477                11,622                  9,666
                                                      =======              =======               =======                =======
Adjusted weighted-average shares (3) (4)               11,721               11,516                11,719                  9,685
                                                      =======              =======               =======                =======
Depreciation and amortization
included in expense above                             $ 1,037              $   692               $ 2,030                 $1,339
                                                      =======              =======               =======                =======

(1) Cumulative deferred tax provision charged upon election on April 4, 1997 to convert from an S Corporation status to a C Corporation Status.

(2) Pro forma information gives effect to federal and state income taxes as if the Company had been a C Corporation for tax purposes during all periods presented.

(3) Includes the initial public offering completed on April 9, 1997 and retroactively restates the two-for-one stock split effective October 28, 1997.

(4) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.